Exhibit 10.25

LICENSE AGREEMENT
University of Michigan File 1184

This Agreement is effective as of January 31, 2011 (the “Effective Date”), between Medgenics, Inc. (including AFFILIATES collectively “LICENSEE”) having the address in Article 13 below, and the Regents of the University of Michigan, a constitutional corporation of the state of Michigan (“MICHIGAN”). This document executed February 15, 2011 replaces the agreement executed February 10 which was executed in error. LICENSEE and MICHIGAN agree as follows:

ARTICLE 1 - DEFINITIONS

1.1    “AFFILIATE” means any corporation or other entity that controls, is controlled by, or is under common control with, a party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than 50% of the voting securities or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity.

1.2    “FIELD OF USE” means ex vivo introduction of genes into cells or tissue, said cells or tissue intended to be administered in whole or in part to subjects for therapeutic uses, and specifically excludes the use of transgenic animals or their byproducts for production of Factor VIII molecules.

1.3    “FIRST COMMERCIAL SALE” means the first sale, rental, or lease of any LICENSED PRODUCT or first commercial use of any LICENSED PROCESS by LICENSEE or a SUBLICENSEE, other than sale, rental or lease of a LICENSED PRODUCT or use of a LICENSED PROCESS for use in trials or research, such as field trials or clinical trials, being conducted in order to obtain FDA or other governmental approvals to market LICENSED PRODUCTS or otherwise commercially use LICENSED PROCESSES.

1.4    “LICENSED PROCESS(ES)” means any process or method that, but for this Agreement, comprises an infringement of (including contributory or inducement) an issued, unexpired claim or a pending claim pending for less than four (4) years contained in the PATENT RIGHTS or uses a LICENSED PRODUCT.

1.5    “LICENSED PRODUCT(S)” means any product that: (a) but for this Agreement comprises an infringement of (including contributory or inducement) an issued, unexpired claim or a pending claim that is pending for less than four (4) years contained in the PATENT RIGHTS in the country in which any such product or product part is made, used, imported, offered for sale or sold; or (b) is manufactured by using a LICENSED PROCESS or is employed to practice a LICENSED PROCESS.

1.6    “NET SALES” means the amount actually received by LICENSEE from a third party (which is not a wholly-owned AFFILIATE) from the sale, rental or lease of LICENSED PRODUCTS; and uses or licenses of LICENSED PROCESSES by LICENSEE, less the following deductions (but only to the extent such sums are otherwise included in NET SALES and are not obtained in view of other consideration received by LICENSEE):

(a)
any normal and customary refunds, discounts, rebates, returns and allowances to customers and retroactive price reductions and chargeback payments actually incurred during the accounting period, and rebates granted to managed health care organizations or to federal, state and local governments;

(b)	sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(c)	prepaid freight applicable to the product, if separately itemized on the invoice and paid by the customer; and

(d)	amounts actually refunded or credited on returns.

Where LICENSEE receives any consideration other than cash for such transactions, fair market cash value for such consideration, to be agreed upon by the parties hereto, shall be included in NET SALES.

1.7    “PATENT RIGHTS” means MICHIGAN’S legal rights under the patent laws of the United States or relevant foreign countries for all of the following:

(a)
United States and foreign patent(s) and/or patent application(s), and divisionals, continuations, and continuations-in-part (but only to the extent that such continuations-in-part claims are specifically directed to the subject matter described and/or claimed by another patent or application included in the PATENT RIGHTS) and foreign counterparts of the same as set forth on Appendix A attached hereto;

(b)	United States and foreign patents issued from the applications listed on Appendix A attached hereto, including any reissued or reexamined patents based upon the same.

1.8    “ROYALTY PERIOD(S)” means the annual periods ending on the last day of December each year.

1.9    “SUBLICENSEE(S)” means any person or entity sublicensed, or granted an option for a sublicense, by LICENSEE under this Agreement to any PATENT RIGHTS or LICENSED PRODUCTS or LICENSED PROCESS, other than a purchaser of a LICENSED PRODUCT or LICENSED PROCESS receiving an implied license based solely upon such purchase.

1.10    “SUBLICENSING REVENUE” means all amounts actually received by LICENSEE from a SUBLICENSEE pursuant to a sublicense agreement, or grant of an option to sublicense, involving the PATENT RIGHTS. SUBLICENSING REVENUE shall not include payments made to LICENSEE for research or clinical development programs. NET SALES does not include SUBLICENSING REVENUE.

1.11    “TERRITORY” means worldwide.

ARTICLE 2 - GRANT OF LICENSE

2.1    MICHIGAN hereby grants to LICENSEE an exclusive license under the PATENT RIGHTS, with the right to grant sublicenses through multiple tiers, both subject to the terms and conditions of this Agreement, in the FIELD OF USE and the TERRITORY to make, have made, import, use, have used, market, offer for sale, sell and have sold LICENSED PRODUCTS and to practice LICENSED PROCESSES.

2.2    Without limiting any other rights it may have, MICHIGAN specifically reserves the right to practice the PATENT RIGHTS for (i) academic research, (ii) public service, (iii) internal (including clinical) and/or (iv) educational purposes. MICHIGAN further reserves the right to grant to non-profit research institutions in the United States and Canada the limited right to practice the PATENT RIGHTS for (i) academic and non-profit research not sponsored by a for- profit entity and (ii) educational purposes, if MICHIGAN further notifies any such institution of the rights previously granted in this Agreement. In addition, LICENSEE acknowledges that the Howard Hughes Medical Institute (“HHMI”) has a paid-up, non-exclusive, irrevocable license to use the PATENT RIGHTS for HHMI’s research purposes, but with no right to assign or sublicense.

2.3    This Agreement shall extend until expiration of the last to expire of the PATENT RIGHTS, unless sooner terminated as provided in another specific article of this Agreement.

2.4    LICENSEE agrees that LICENSED PRODUCTS used, leased or sold in the United States shall be manufactured substantially in the United States. At LICENSEE’s reasonable request, MICHIGAN will request and use its reasonable efforts to obtain a waiver of the requirements imposed by the Bayh-Dole Act (the University and Small Business Patent Procedures Act adopted in 1980) and LICENSEE shall cooperate with MICHIGAN and provide all reasonably requested information in support of such waiver application.

2.5    The licenses granted in this Agreement are subject to any rights required to be granted under prior research or sponsorship agreements, or retained by the U.S. government, for example in accordance with Chapter 18 or Title 35 of U.S.C. 200-2 12 and the regulations thereunder (37 CFR Part 401), when applicable. Each of MICHIGAN and LICENSEE agrees to comply in all respects, and shall provide each other with all reasonably requested information and cooperation for the parties to comply with applicable provisions of the same and any requirements of any contracts between MICHIGAN and any agency of the U.S. government that provided funding for the subject matter covered by the PATENT RIGHTS.

ARTICLE 3 - CONSIDERATION

3.1             LICENSEE shall pay royalties to MICHIGAN until the expiration date of the last to expire of PATENT RIGHTS on a country by country basis or until this Agreement is terminated. Royalties shall include:

(a)
A License Issue Fee equal to Twenty-Five Thousand Dollars ($25,000). Such License Issue Fee shall be nonrefundable and is due fourteen days (14) from the complete execution of this Agreement. LICENSEE will pay further fees in the form of reimbursement of certain costs pursuant to Article 7 hereof.

(b)	Running Royalties as a sliding scale percentage of NET SALES as follows:

(i)	5% of NET SALES for total cumulative NET SALES up to 10,000,000 USD.
(ii)	4% of NET SALES for total cumulative NET SALES from 10,000,001 USD to 25,000,000 USD.
(iii)	3% of NET SALES for total cumulative NET SALES from 25,000,001 USD to 50,000,000 USD.
(iv)	2% of NET SALES for total cumulative NET SALES above 50,000,000 USD.

(c)
If LICENSEE makes any NET SALES to any AFFILIATE of LICENSEE, at a price less than the regular price charged to other parties, the Running Royalties payable to MICHIGAN shall be computed on the basis of the regular price charged to non-AFFILIATE parties.

(d)	A percentage of SUBLICENSING REVENUE as follows:

(i)	6% for the cumulative SUBLICENSING REVENUE up to 10,000,000 USD.

(ii)	5% for the cumulative SUBLICENSING REVENUE from 10,000,001 USD to 50,000,000 USD.

(iii)	4% for the cumulative SUBLICENSING REVENUE above 50,000,000 USD.

(e)	Payment of back patent costs incurred by MICHIGAN of $ 35,930.89 as of January 31, 2011.

(f)
LICENSEE shall pay to MICHIGAN an Annual License Fee which shall be deemed earned and shall be due and payable in arrears on each anniversary date of this Agreement commencing one year after the Effective Date of this Agreement, in the amount of Ten Thousand Dollars ($10,000) per year until: (i) the first anniversary date of the Effective Date of this Agreement following the signing of the first SUBLICENSE or (ii) the sixth (6th) anniversary date of the Effective Date of this Agreement, whichever occurs first, at which anniversary the Annual License Fee shall increase to $50,000 for the remainder of this Agreement.

LICENSEE may credit each Annual License Fee in full against all royalties under subparagraphs (b) and (d) above otherwise due MICHIGAN for the prior twelve month period on which the Annual License Fee accrues.

(g)	LICENSEE shall pay the following periodic payments (“PERIODIC PAYMENTS”):

(i)	$50,000 upon completion of Phase I safety trials
(ii)	$100,000 upon completion of Phase II clinical trials
(iii)	$200,000 upon completion of Phase III clinical trials
(iv)
$400,000 upon launch of LICENSED PRODUCT in each of the following markets: United States, England, France, Germany, Canada, Australia, or Japan.

PERIODIC PAYMENTS, except for market launch PERIODIC PAYMENT set forth in clause (iv) above, are non-refundable and non-creditable against future royalties, with the exception that the market launch PERIODIC PAYMENT is fully creditable against future royalties.

3.2           LICENSEE shall be responsible for the payment of all non-income taxes, duties, levies, and other charges imposed by any taxing authority with respect to the royalties paid to MICHIGAN under this Agreement; provided, however, that in no event shall LICENSEE be responsible for the payment of any income taxes or charges on MICHIGAN’S income. Except as set forth above, should LICENSEE be required under any law or regulation of any government entity or authority to withhold or deduct any portion of the payments on royalties due to MICHIGAN, then the sum payable to MICHIGAN shall be increased by the amount necessary to yield to MICHIGAN an amount equal to the sum it would have received had no withholdings or deductions been made. MICHIGAN shall cooperate reasonably with LICENSEE in the event LICENSEE elects to assert, at its own expense, an exemption from any such tax or deduction.

3.3           LICENSEE is not obligated to pay multiple royalties if any LICENSED PRODUCT or LICENSED PROCESS is covered by more than one claim of PATENT RIGHTS or the same LICENSED PRODUCT is covered by claims in two or more countries.

3.4           Royalty payments shall be made to “The Regents of the University of Michigan” in United States dollars. Payments drawn directly on a U.S. bank may be made by either check to the address in Article 13 or by wire transfer. Any payment drawn on a foreign bank or foreign branch of a U.S. bank shall be made only by wire transfer. Wire transfers shall be made in accordance with the following or any other instructions as may be specified by MICHIGAN: ABA/Routing No. ####; Account No. ####; SWIFT Bank Identifier Code ####; Account Name: The Regents of the University of Michigan EFT Depository; Bank of America, Troy, Michigan USA 48084. In computing royalties, LICENSEE shall convert any revenues it receives in foreign currency into its equivalent in United States dollars at the most recent exchange rate published in the Wall Street Journal on the last business day of the ROYALTY PERIOD during which such payments are received by LICENSEE, or at such other exchange rate as the parties may agree to in writing.

3.5           Royalty payments shall be made on an annual basis with submission of the reports required by Article 4. All amounts due under this Agreement, including amounts due for the payment of patent expenses, shall, if overdue, be subject to a charge of interest compounded monthly until payment, at a per annum rate of one and one-half percent (1.5%) above the prime rate in effect at the JP Morgan Chase Bank, N.A. or its successor bank on the due date (or at the highest allowed rate if a lower rate is required by law) or $250, whichever is greater. The payment of such interest shall not foreclose MICHIGAN from exercising any other rights it may have resulting from any late payment. LICENSEE shall reimburse MICHIGAN for the costs, including reasonable attorney fees, for expenses paid in order to collect any amounts overdue more than 120 days.

ARTICLE 4 - REPORTS

4.1    Until the FIRST COMMERCIAL SALE, LICENSEE shall provide to MICHIGAN a written annual report on or before January 31 of each year. The annual report shall include: reports of progress on research and development, regulatory approvals, sublicensing, marketing and sales during the preceding twelve (12) months, and plans for the coming year for each LICENSED PRODUCT. LICENSEE also shall report to MICHIGAN the date of first sale or lease of LICENSED PRODUCTS (or results of LICENSED PROCESSES) in each country within thirty (30) days of occurrence.

4.2    After the FIRST COMMERCIAL SALE, LICENSEE shall provide annual reports to MICHIGAN. By each January 31 (i.e., within one month after each ROYALTY PERIOD closes, including the close of the ROYALTY PERIOD immediately following any termination of this Agreement), LICENSEE shall report to MICHIGAN for that ROYALTY PERIOD:

(a)	number of LICENSED PRODUCTS sold, leased, or distributed, however characterized, by LICENSEE and each SUBLICENSEE.
(b)	NET SALES, excluding the deductions provided therefor, of LICENSED PRODUCTS sold, distributed, used, rented, leased, or licensed, however characterized, by LICENSEE and all SUBLICENSEES.
(c)	accounting for all LICENSED PROCESSES used, sold, or licensed, however characterized, by LICENSEE and all SUBLICENSEES included in NET SALES, excluding the deductions therefor.
(d)	deductions applicable as provided in the definition for NET SALES above.
(e)	royalties due on additional payments from SUBLICENSEES under Paragraph 3.1 above, including supporting figures.
(f)	foreign currency conversion rate and calculations (if applicable) and total royalties due.
(g)	names, addresses, and U.S.P.T.O. Entity Status (as discussed in Paragraph 4.5) of all SUBLICENSEES having a sublicense or option therefor any time during the particular ROYALTY PERIOD.
(h)
for each sublicense or amendment thereto completed in the particular ROYALTY PERIOD (including agreements under which LICENSEE will have LICENSED PRODUCTS made by a third party), the date of each agreement and amendment, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder.

(i)
any milestone (under Article 3 or Article 5) that has been achieved, and any milestone that was due during the ROYALTY PERIOD but not achieved, specifying each milestone and whether or not it was achieved.

LICENSEE shall include the amount of all payments due, and the various calculations used to arrive at those amounts, including the quantity, description (nomenclature and type designation as described in Paragraph 4.3 below), country of manufacture and country of sale or use of LICENSED PRODUCTS and LICENSED PROCESSES. LICENSEE shall direct its authorized representative to certify that reports required hereunder are correct to the best of LICENSEE’s knowledge and information. Failure to provide reports as required under this Article 4 shall be a material breach of this Agreement.

If no payment is due, LICENSEE shall so report to MICHIGAN that no payment is due.

4.3           LICENSEE shall promptly establish and consistently employ a system of specific nomenclature and type designations for LICENSED PRODUCTS and LICENSED PROCESSES to permit identification and segregation of various types where necessary. LICENSEE shall consistently employ, and shall require SUBLICENSEES to consistently employ, the system when rendering invoices thereon and shall inform MICHIGAN, or its auditors, when requested, as to the details concerning such nomenclature system, all additions thereto and changes therein.

4.4           LICENSEE shall keep, and shall require SUBLICENSEES to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement. LICENSEE shall, and it shall require all SUBLICENSEES and those making LICENSED PRODUCTS, to: (a) open such records for inspection upon reasonable notice during business hours, and no more than once per year, by either MICHIGAN auditor(s) or an independent certified accountant selected by MICHIGAN, for the purpose of verifying the amount of payments due; and (b) retain such records for six (6) years from date of origination.

The terms of this Article shall survive any termination of this Agreement. MICHIGAN is responsible for all expenses of such inspection, except that if any inspection reveals an underpayment greater than two percent (2%) of royalties due MICHIGAN, then LICENSEE shall pay all expenses of that inspection and the amount of the underpayment and interest to MICHIGAN within twenty-one (21) days of written notice thereof. LICENSEE shall also reimburse MICHIGAN for reasonable expenses required to collect the amount underpaid.

4.5           So that MICHIGAN may pay the proper U.S. Patent and Trademark Office fees relating to the PATENT RIGHTS, if LICENSEE, any company related to LICENSEE or SUBLICENSEE (including optionees and AFFILIATES) does not qualify as a “Small Entity” under U.S. patent laws, LICENSEE shall notify MICHIGAN immediately. The parties understand that the changes to LICENSEE’s, SUBLICENSEE’s, or optionees’ businesses that might affect entity status include: acquisitions, mergers, hiring of a total of more than 500 total employees, sublicense agreements, and sublicense options.

ARTICLE 5 - DILIGENCE

5.1           LICENSEE shall use commercially reasonable efforts to bring a LICENSED PRODUCTS to market or one or more LICENSED PROCESSES to commercial use through a commercially reasonable and diligent program for exploiting the PATENT RIGHTS and to continue active, diligent efforts throughout the life of this Agreement. LICENSEE has the responsibility to do all that is commercially necessary to obtain and retain any governmental approvals to manufacture and/or sell LICENSED PRODUCTS and/or use LICENSED PROCESSES for all relevant activities of LICENSEE and SUBLICENSEES.

5.2           As part of the diligence required by Paragraph 5.1, LICENSEE agrees to reach the following commercialization and research and development milestones for the LICENSED PRODUCTS and LICENSED PROCESSES (together the “MILESTONES”) by the following dates:

1.	Demonstrate biopumps making at least 10 units of Factor VIII per day in vitro within 24 months of Effective Date (“MILESTONE #1”);

2.	Initiate animal trials for implanting biopumps in appropriate animal models within 12 months of MILESTONE #1 or 36 months of Effective Date, whichever is earlier (“MILESTONE #2”); and

3.
Either (“MILESTONE #3”) (i) initiate Phase I clinical study within 12 months of reaching the target delivery milestone of the animal trials in MILESTONE #2 (which, for purposes of this Agreement, shall mean implantation of human dermis biopumps producing Factor VIII into SCID mice causing a net rise in the serum Factor VIII level of at least 40 milliunits per milliliter of blood above preimplantation serum levels of Factor VIII) or within 48 months of Effective Date, whichever is earlier, or (ii) enter into an agreement with a strategic partner to develop a LICENSED PRODUCT for hemophilia within 36 months of Effective Date.

For the purposes of this Agreement, initiation of a human clinical trial shall mean that date upon which the first patient or subject is treated with a LICENSED PRODUCT under a protocol approved by an appropriate IRB.

5.3           MICHIGAN and LICENSEE shall together determine the validity of a MILESTONE being reached in their reasonable discretion and in good faith. LICENSEE shall notify MICHIGAN within thirty (30) days after each deadline as to whether such MILESTONE was met. Notwithstanding any provision of this Agreement to the contrary, if, despite LICENSEE’s use of commercially reasonable efforts under Section 5.1, a MILESTONE is or may not be met by the applicable deadline due to material events that impact, or material changes to, LICENSEE’s anticipated development or regulatory process, LICENSEE shall so notify MICHIGAN and MICHIGAN and LICENSEE shall discuss in good faith and agree to a reasonable extension of such deadline, but any such extension shall be subject to the mutual written agreement of LICENSEE and MICHIGAN. In addition, LICENSEE shall have the unilateral right to extend any MILESTONE deadline set forth above on a month-to-month basis for a period of no longer than six months by paying to MICHIGAN the sum of $5,000 per month per MILESTONE (all of which amounts shall be in addition to the amounts payable under Article 3); for clarity, this sentence shall not apply to the requirements of Section 5.1. If LICENSEE’s failure to meet any MILESTONE continues for thirty (30) days after the date of notice of any MILESTONE deadline (as the same may be extended pursuant to this Section 5.3), MICHIGAN may upon written notice either terminate the exclusive license granted to LICENSEE hereunder or convert the rights to a non-exclusive license in its sole discretion.

ARTICLE 6 - SUBLICENSING

6.1           LICENSEE shall notify MICHIGAN in writing of every sublicense agreement and each amendment thereto within thirty (30) days after their execution, and indicate the name of the SUBLICENSEE, whether the SUBLICENSEE has more than 500 employees,, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder. Upon request, LICENSEE shall provide MICHIGAN with a copy of sublicense agreements.

6.2           LICENSEE shall not receive from SUBLICENSEES anything of value other than cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of MICHIGAN, which shall not be unreasonably withheld or delayed.

6.3           Each sublicense granted by LICENSEE under this Agreement shall provide for its termination upon termination of this Agreement. Each sublicense shall terminate upon termination of this Agreement unless LICENSEE has previously assigned its rights under the sublicense to MICHIGAN and MICHIGAN has agreed at its sole discretion in writing to such assignment. Prior to the termination of this Agreement, MICHIGAN may not enter into any agreement or option with SUBLICENSEE related or in connection with the PATENT RIGHTS.

6.4           LICENSEE shall require that all sublicenses:

(1)	be consistent with the terms and conditions of this Agreement;

(2)	contain the SUBLICENSEE’S acknowledgment of the disclaimer of warranty and limitation on MICHIGAN’s liability, as provided by Article 9 below; and

(3)
contain provisions under which the SUBLICENSEE accepts duties at least equivalent to those accepted by the LICENSEE in the following Paragraphs: 4.4 (duty to keep records); 4.5 (duty regarding Patent Office fees); 9.4 (duty to avoid improper representations or responsibilities); 10.1 and 10.2 (duty to defend, hold harmless, and indemnify MICHIGAN and HHMI); 10.4 (duty to maintain insurance); 14.5 (duty to properly mark LICENSED PRODUCTS with patent notices); 14.7 (duty to restrict the use of MICHIGAN and HHMI’s name); 14.8 (duty to control exports); 14.12 (HHMI’S third party beneficiary status).

ARTICLE 7 - PATENT APPLICATIONS AND MAINTENANCE

7.1           MICHIGAN has the right to control all aspects of filing, prosecuting, and maintaining all of the patents and patent applications that form the basis for the PATENT RIGHTS, interferences, oppositions, and reexaminations, and disputes (including litigation) regarding inventorship, provided that MICHIGAN shall consult with LICENSEE on, and provide LICENSEE with reasonable notice and drafts of any and all documents relating to, the filing, prosecuting, and maintaining all of the patents and patent applications that form the basis for the PATENT RIGHTS, interferences, and disputes (including litigation) regarding inventorship and keep LICENSEE fully informed with respect thereto.

7.2           MICHIGAN shall notify LICENSEE of all information received by MICHIGAN and filed by MICHIGAN, relating to the filing, prosecution and maintenance of the patents and patent applications which form the basis of the PATENT RIGHTS, and shall make reasonable efforts to allow LICENSEE to review, comment, and advise upon such information. LICENSEE agrees to hold such information confidential and to use the information provided by MICHIGAN only for the purpose of advancing the PATENT RIGHTS; provided, however, that LICENSEE’s obligations shall not apply to any of information provided by MICHIGAN which:

(a)	is (at the time of disclosure) or becomes (after the time of disclosure) known to the public through no breach of this Agreement by LICENSEE;

(b)	is disclosed to LICENSEE or any of its AFFILIATES by a third party who is entitled to disclose it without breaching a confidentiality obligation to MICHIGAN; or

(c)	as shown by written records, was known to, or was otherwise rightfully in the possession of LICENSEE or any of its AFFILIATES before disclosure by MICHIGAN.

7.3           LICENSEE shall reimburse MICHIGAN for all reasonable fees and costs relating to the activities described in this Article on a pro-rated basis based on the number of MICHIGAN licensees or optionees of the PATENT RIGHTS or any portion thereof. Such reimbursement shall be made within thirty (30) days of receipt of MICHIGAN’s invoice and shall be subject to the interest and other requirements specified in Paragraph 3.5 above.

ARTICLE 8 - ENFORCEMENT

8.1           (a)    Each party shall promptly advise the other in writing of any known acts of potential infringement of the PATENT RIGHTS by another party. LICENSEE has the sole and exclusive first option to police and enforce the PATENT RIGHTS against infringement by other parties within the TERRITORY and the FIELD OF USE, but LICENSEE shall notify MICHIGAN in writing at least thirty (30) days before filing any suit. LICENSEE shall not file any suit without a diligent investigation of the merits of such suit by its counsel, including with respect to PATENT RIGHTS. This right to police and enforce includes defending any action for declaratory judgment of noninfringement or invalidity; and prosecuting, defending or settling all infringement and declaratory judgment actions at its expense and through counsel of its selection, except that LICENSEE shall make any such settlement only with the advice and consent of MICHIGAN in its reasonable discretion. If LICENSEE has a reasonable basis for policing the patents, MICHIGAN shall provide reasonable assistance and documents to LICENSEE with respect to such actions, but only if LICENSEE reimburses MICHIGAN for out-of-pocket expenses incurred in connection with any such assistance or documents rendered at LICENSEE’S request or reasonably required by MICHIGAN and if LICENSEE notifies MICHIGAN in writing at least thirty (30) days before filing any suit. MICHIGAN retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Paragraph. LICENSEE shall defend, indemnify and hold harmless MICHIGAN with respect to any counterclaims asserted by an alleged infringer reasonably related to the enforcement of the PATENT RIGHTS under this Paragraph, including but not limited to antitrust counterclaims and claims for recovery of attorney fees.

 (b)           If LICENSEE wishes to bring an infringement action and has received a reasoned opinion from its counsel that MICHIGAN is a necessary or indispensible party under applicable law, then LICENSEE shall provide written notice to MICHIGAN asking MICHIGAN to consent to being named a party in the action, and MICHIGAN shall provide a response as soon as reasonably possible, but in any event within thirty (30) days. MICHIGAN may withhold this consent if (a) such action would be prejudicial to MICHIGAN’s commercial interests, (b) such action would be contrary to MICHIGAN’s stated missions, and/or (c) MICHIGAN has a reasonable opinion that the action is or may be without merit or inadvisable given the potential damages available in the action; otherwise MICHIGAN shall provide its consent.

(c)           This subsection 8.1(c) shall apply to any claim or counterclaim is made by any third party that any of the PATENT RIGHTS is invalid or unenforceable and the jurisdiction of the claim is based primarily on any acts involving LICENSEE and/or a SUBLICENSEE. In such instance, LICENSEE shall be responsible for the costs and fees of defending such action, and shall presumptively control and lead the defense of such claim, but MICHIGAN shall have the right to jointly control and participate in the defense of such claim. However, MICHIGAN shall not unreasonably withhold or delay any approval of any activity requested by LICENSEE.

(d)           If a third party asserts jurisdiction for any such action primarily as the result of acts of MICHIGAN and/or another licensee of the PATENT RIGHTS outside the FIELD OF USE, then LICENSEE shall have no responsibility for the costs and fees of defending such action. In any event, LICENSEE agrees to reasonably cooperate with any other MICHIGAN licensee outside the FIELD OF USE in any claim or counterclaim that any of the PATENT RIGHTS is invalid or unenforceable, but only if such other licensee agrees in writing to do the same.

8.2           If LICENSEE recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy LICENSEE’S and MICHIGAN’s reasonable expenses and legal fees for the litigation. The remaining balance shall be divided between LICENSEE and MICHIGAN as follows: LICENSEE 75%, MICHIGAN 25%. This provision shall control the division of revenues where a license is granted as part of a settlement of such litigation.

8.3   If LICENSEE fails to take action to abate any alleged infringement of the PATENT RIGHTS within sixty (60) days of a request by MICHIGAN to do so (or within a shorter period if required to preserve the legal rights of MICHIGAN under any applicable laws), then MICHIGAN has the right to take such action (including prosecution of a suit) at its expense and LICENSEE shall use reasonable efforts to cooperate in such action, at MICHIGAN’S expense. During such action, LICENSEE shall not have the right to grant sublicenses without MICHIGAN’s permission, which shall not be unreasonably withheld or delayed (keeping in mind MICHIGAN’s investment in its action), and MICHIGAN has full authority to settle on such terms as MICHIGAN determines. If MICHIGAN recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy MICHIGAN’S unreimbursed expenses and legal fees for the litigation, and then to reimburse LICENSEE for any reasonable unreimbursed expenses and legal fees for the litigation (such payment not to exceed the recovery or settlement amounts MICHIGAN actually receives). The remaining balance shall be divided equally between LICENSEE and MICHIGAN. This provision shall control the division of revenues where a license is granted as part of a settlement of such litigation.

ARTICLE 9 - NO WARRANTIES; LIMITATION ON MICHIGAN’S LIABILITY

9.1           MICHIGAN, including its Regents, fellows, officers, employees and agents, makes no representations or warranties that PATENT RIGHTS are or will be held valid or enforceable, or that the manufacture, importation, use, offer for sale, sale or other distribution of any LICENSED PRODUCTS or LICENSED PROCESSES will not infringe upon any patent or other rights.

9.2           MICHIGAN, INCLUDING ITS REGENTS, FELLOWS, OFFICERS, EMPLOYEES AND AGENTS, MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF LICENSED PRODUCTS OR LICENSED PROCESSES.

9.3           LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS AND LICENSED PROCESSES. In no event shall MICHIGAN, including its Regents, fellows, officers, employees and agents, be responsible or liable for any direct, indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS or LICENSED PROCESSES, to LICENSEE, SUBLICENSEES or any other individual or entity regardless of legal or equitable theory. The above limitations on liability apply even though MICHIGAN, its Regents, fellows, officers, employees or agents may have been advised of the possibility of such damage.

9.4           LICENSEE shall not, and shall require that its SUBLICENSEES do not, make any statements, representations or warranties whatsoever to any person or entity, or accept any liabilities or responsibilities whatsoever from any person or entity that are inconsistent with any disclaimer or limitation included in this Article 9.

9.5           MICHIGAN has not granted to any currently-existing third party any rights in or to the PATENT RIGHTS in the FIELD OF USE, other than any non-exclusive rights that may be required by law to be granted to the U.S. Government or under prior agreement with Howard Hughes Medical Institute.

ARTICLE 10 - INDEMNITY; INSURANCE

10.1           LICENSEE shall defend, indemnify and hold harmless and shall require SUBLICENSEES to defend, indemnify and hold harmless MICHIGAN, including its Regents, fellows, officers, employees, students, and agents, for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability arising from or in connection with, any of the following: (1) Any manufacture, use, sale or other disposition by LICENSEE, SUBLICENSEES or transferees of LICENSED PRODUCTS or LICENSED PROCESSES; (2) The use by any person of LICENSED PRODUCTS made, used, sold or otherwise distributed by LICENSEE or SUBLICENSEES; and (3) The use or practice by LICENSEE or SUBLICENSEES of any invention or computer software related to the PATENT RIGHTS.

10.2           HHMI and its trustees, officers, employees and agents (collectively, “HHMI INDEMNITEES”) will be indemnified, defended by counsel acceptable to HHMI, and held harmless by LICENSEE from and against any claim, liability, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including, without limitation, reasonable attorneys’ fees and other costs and expenses of defense) (collectively, “HHMI INDEMNIFIED CLAIMS”), based upon, arising out of, or otherwise relating to this Agreement, including without limitation any cause of action relating to product liability. The previous sentence will not apply to any HHMI INDEMNIFIED CLAIM that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI INDEMNITEE.

10.3           MICHIGAN is entitled to participate at its option and expense through counsel of its own selection, and may join in any legal actions related to any such claims, demands, damages, losses and expenses under Paragraph 10.1 above. LICENSEE shall not settle any such legal action with an admission of liability of MICHIGAN without MICHIGAN’s written approval.

10.4           Prior to any distribution or commercial use of any LICENSED PRODUCT or use of any LICENSED PROCESS by LICENSEE, LICENSEE shall purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE, HHMI and MICHIGAN with respect the events covered by Paragraphs 10.1 and 10.2. Prior to any distribution or use of any LICENSED PRODUCT or use of any LICENSED PROCESS by a SUBLICENSEE, LICENSEE shall require that the SUBLICENSEE purchase and maintain in effect commercial general liability insurance, including product liability insurance and errors and omissions insurance which shall protect LICENSEE, SUBLICENSEE, HHMI, and MICHIGAN with respect to the events covered by Paragraphs 10.1 and 10.2. Each such insurance policy must provide reasonable coverage for all claims with respect to any LICENSED PROCESS used and any LICENSED PRODUCTS manufactured, used, sold, licensed or otherwise distributed by LICENSEE -- or, in the case of a SUBLICENSEE’s policy, by said SUBLICENSEE -- and must specify MICHIGAN and HHMI, including their Regents, trustees, fellows, officers and employees, as additional insureds. LICENSEE shall furnish certificate(s) of such insurance to MICHIGAN, upon request.

10.5           In no event shall either party hereunder be liable to the other for any special, indirect, or consequential damages of any kind whatsoever resulting from any breach or default of this Agreement.

ARTICLE 11 - TERM AND TERMINATION

11.1           If LICENSEE ceases to carry on its business, this Agreement shall terminate upon written notice by MICHIGAN attempted to be delivered to the address for notices provided in Article 13.

11.2           If LICENSEE fails to make any payment due to MICHIGAN, upon twenty (20) days’ written notice by MICHIGAN specifying the payments due and the basis for the payments due, this Agreement shall automatically terminate unless MICHIGAN specifically extends such date in writing. Such termination shall not foreclose MICHIGAN from collection of any amounts remaining unpaid or seeking other legal relief.

11.3           Upon any material breach or default of this Agreement by LICENSEE (other than as specifically provided in Section 11.2), MICHIGAN has the right to terminate this Agreement effective on forty-five (45) days’ written notice to LICENSEE. Such termination shall become automatically effective upon expiration of the 45-day period unless LICENSEE cures the material breach or default before the period expires.

11.4           LICENSEE has the right to terminate this Agreement at any time on ninety (90) days’ prior written notice to MICHIGAN. Upon termination LICENSEE shall:

(a)	pay all amounts due MICHIGAN through the effective date of the termination;

(b)	submit a final report of the type described in Paragraph 4.2;

(c)
return any patent documentation (including that exchanged under Article 7) and any other confidential or trade-secret materials provided to LICENSEE by MICHIGAN in connection with this Agreement, or destroy such materials and certify in writing that such materials have all been returned or destroyed; and

(d)	suspend its manufacture, use and sale of the LICENSED PROCESS(ES) AND LICENSED PRODUCT(S) on or prior to the end of such 90 day notice period.

Upon notice of intent to terminate, MICHIGAN may elect to immediately terminate this Agreement upon written notice.

11.5           Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations and further as follows:

(1)
obligations to pay royalties and other sums, or to transfer equity or other consideration, accruing hereunder up to the day of such termination, whether or not this Agreement provides for a number of days before which actual payment is due and such date is after the day of termination;

(2)	MICHIGAN’s rights to inspect books and records as described in Article 4, and LICENSEE’s obligations to keep such records for the required time;

(3)	any cause of action or claim of LICENSEE or MICHIGAN accrued or to accrue because of any breach or default by the other party hereunder;

(4)	the provisions of Articles 1, 9, 10, 13 and 14; and

(5)
all other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties.

11.6           After the license(s) granted herein terminate, if LICENSEE has filed patent applications or obtained patents to any modification or improvement to LICENSED PRODUCTS or LICENSED PROCESSES within the scope of the PATENT RIGHTS, LICENSEE agrees upon request to enter into good faith negotiations with MICHIGAN or MICHIGAN’s future licensee(s) for the purpose of granting licensing rights to said modifications or improvements in a timely fashion and under commercially reasonable terms.

11.7           If LICENSEE asserts the invalidity or unenforceability of any claim included in the PATENT RIGHTS, including by way of litigation or administrative proceedings, either directly or through any other party, then MICHIGAN shall have the right to immediately terminate this Agreement upon written notice to LICENSEE.

ARTICLE 12 - REGISTRATION AND RECORDATION

12.1           If the terms of this Agreement, or any assignment or license under this Agreement are or become such as to require that the Agreement or license or any part thereof be registered with or reported to a national or supranational agency, LICENSEE will, at its expense, undertake such registration or report. Prompt notice and appropriate verification of the act of registration or report or any agency ruling resulting from it will be supplied by LICENSEE to MICHIGAN upon request.

12.2           LICENSEE shall also carry out, at its expense, any formal recordation of this Agreement or any license herein granted that the law of any country requires as a prerequisite to enforceability of the Agreement or license in the courts of any such country or for other reasons, and shall promptly furnish to MICHIGAN appropriately verified proof of recordation.

ARTICLE 13 - NOTICES

13.1           Any notice, request, or report required or permitted to be given or made under this Agreement by either party is effective when mailed if sent by recognized overnight carrier, certified or registered mail, or electronic mail followed by confirmation by U.S. mail, to the address set forth below or such other address as such party specifies by written notice given in conformity herewith. Any notice, request, or report not so given is not effective until actually received by the other party.

To MICHIGAN: Office of Technology Transfer University of Michigan 1600 Huron Parkway, 2nd Floor Ann Arbor, MI 48109-2590 Attn: File No. 1184 robinlr@umich.edu	To LICENSEE: Medgenics, Inc. 8000 Towers Crescent Dr., Suite 1300 Vienna, VA 22182 andy@medgenics.com stephen@medgenics.com

ARTICLE 14 - MISCELLANEOUS PROVISIONS

14.1           This Agreement shall be construed, governed, interpreted and applied according to United States and state of Michigan law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

14.2           The parties hereby consent to the jurisdiction of the courts in the state of Michigan over any dispute concerning this Agreement or the relationship between the parties. Should LICENSEE bring any claim, demand or other action against MICHIGAN, its Regents, fellows, officers, employees or agents, arising out of this Agreement or the relationship between the parties, LICENSEE agrees to bring said action only in the Michigan Court of Claims.

14.3           MICHIGAN and LICENSEE agree that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement. The parties may amend this Agreement from time to time, such as to add new rights, but no modification will be effective unless both MICHIGAN and LICENSEE agree to it in writing.

14.4           If a court of competent jurisdiction finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms.

14.5           LICENSEE agrees to mark the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers. All LICENSED PRODUCTS shipped to or sold in other countries shall be marked to comply with the patent laws and practices of the countries of manufacture, use and sale.

14.6           No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege. In no event shall any waiver be deemed valid unless it is in writing and signed by an authorized representative of each party.

14.7           LICENSEE agrees to refrain from using and to require SUBLICENSEES to refrain from using the name of MICHIGAN or HHMI in publicity or advertising without the prior written approval of MICHIGAN. Reports in scientific literature and presentations of joint research and development work are not publicity. Notwithstanding this provision, without prior written approval of MICHIGAN, LICENSEE and SUBLICENSEES may state publicly that LICENSED PRODUCTS and LICENSED PROCESSES were developed by LICENSEE based upon an invention(s) developed at the University of Michigan and/or that the PATENT RIGHTS were licensed from the University of Michigan.

14.8           LICENSEE agrees to comply with all applicable laws and regulations. In particular, LICENSEE understands and acknowledges that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. These laws and regulations prohibit or require a license for the export of certain types of technical data to certain specified countries. LICENSEE agrees to comply with all United States laws and regulations controlling the export of commodities and technical data, to be solely responsible for any violation of such laws and regulations by LICENSEE or its SUBLICENSEES, and to defend, indemnify and hold harmless MICHIGAN and its Regents, fellows, officers, employees and agents if any legal action of any nature results from the violation.

14.9           The relationship between the parties is that of independent contractor and contractee. Neither party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.

14.10          LICENSEE may not assign this Agreement without the prior written consent of MICHIGAN, except that LICENSEE may, without MICHIGAN’s consent, assign its rights under this Agreement to a purchaser, of all or substantially all of LICENSEE’s business relating to the subject matter of this Agreement or controlling interest in the business, or to a company LICENSEE has merged or consolidated with so long as at least 51% of such merged or consolidated entity is owned by shareholders holding at least 51% of LICENSEE immediately prior to such merger or consolidation and provided that such assignee provides a statement in writing to MICHIGAN that it agrees to accept all the terms and conditions of this Agreement in the place of LICENSEE. LICENSEE shall not pledge any of the license rights granted in this Agreement as security for any creditor. Any attempted pledge of any of the rights under this Agreement or assignment of this Agreement without the prior consent of MICHIGAN will be void from the beginning. No assignment by LICENSEE will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this Agreement, and such writing is provided to MICHIGAN.

14.11          If during the term of this Agreement, LICENSEE makes or attempts to make an assignment for the benefit of creditors, or if proceedings in voluntary or involuntary bankruptcy or insolvency are instituted on behalf of or against LICENSEE, or if a receiver or trustee is appointed for the property of LICENSEE, this Agreement shall automatically terminate. LICENSEE shall notify MICHIGAN of any such event mentioned in this Paragraph as soon as reasonably practicable, and in any event within five (5) days after any such event.

14.12          HHMI is not a party to this Agreement and has no liability to any licensee, sublicensee or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and shall be enforceable by HHMI in its own name.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

FOR LICENSEE		FOR THE REGENTS OF THE UNIVERSITY OF MICHIGAN

By	/s/ Andrew L. Pearlman	By	/s/ Kenneth J. Nisbet
	(authorized representative)		Kenneth J. Nisbet
Typed Name			Executive Director, UM Technology Transfer
Title
Date		Date	2/15/2011

APPENDIX A

PATENT RIGHTS

Patent/App. Ref. No.	Title	Assignee	Priority Document(s)	Filing Date	Status
US 6,838,437 (1184p1c1) 09/819,098	INACTIVATION RESISTANT FACTOR VIII	University of Michigan (Ann Arbor, MI)	60/016,117 filed 24-Apr-96 60/017,785 filed 15-May-96 WO97/40145 filed 24-Apr-97	11-Apr-2001	Granted
US 7,459,534 (1184p1c2) 10/974,534	INACTIVATION RESISTANT FACTOR VIII	The Regents of the University of Michigan (Ann Arbor, Ml)	60/016,117 filed 24-Apr-96 60/017,785 filed 15-May-96 WO97/40145 filed 24-Apr-97 PCT/97/006563 nationalized in EP,GB,FR,CA,JP,DE 08/980,038 filed 26-Nov-97 (Did not Pub.)	11-Apr-2001	Granted
US 11/455,116 (2293p2c1)	INACTIVATION RESISTANT FACTOR VIII	University of Michigan (Ann Arbor, MI)
60/016,117 filed 24-Apr-96
60/017,785 filed 15-May-96
WO97/40145 filed 24-Apr-97
08/980,038 filed 26-Nov-97
(Did not Pub.)
09/819,098 filed 11-Apr-2001
10/283,648 filed 29-Oct-2002
(Abandoned)
10/383,206 filed 06-Mar-2003
(Abandoned)
				16-Jun-2006 Published 28-Dec-2006	Pending
US 12/252,024 (3392p1)	METHOD OF PRODUCING FACTOR VIII PROTEINS BY RECOMBINANT METHODS	The Regents of the University of Michigan (Ann Arbor, MI)	60/818,177 filed 30-Jun-06 11/771,400 filed 30-Jun-06 (Abandoned)	15-Oct-2008 Published 13-Aug-2009	Pending
US 12/758,457 (3392c1)	METHOD OF PRODUCING FACTOR VIII PROTEINS BY RECOMBINANT METHODS	The Regents of the University of Michigan (Ann Arbor, MI)	60/818,177 filed 30-Jun-06 11/771,400 filed 30-Jun-06 (Abandoned)	04-12-2010	Pending
US 13/015,043 (2293p2c2)	INACTIVATION RESISTANT FACTOR VIII	The Regents of the University of Michigan (Ann Arbor, MI)			Pending